Exhibit 4.4

FFB Note Identifier:	DOE Note Identifier:

Tucker, Georgia
March 22, 2019

REIMBURSEMENT NOTE

OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION) (the “Borrower,” which term includes any successors or assigns), an electric membership corporation organized and existing under the laws of the State of Georgia, for value received, promises to pay on demand to the order of the U.S. DEPARTMENT OF ENERGY (“DOE”), acting through the Secretary of Energy (or appropriate representative thereof), at the United States Treasury, Washington, D.C., by wire transfer to the following account, or to such other account as may be specified by DOE from time to time:

Bank: U.S. Treasury Department

ABA #: 0210-3000-4

Account Name: U.S. Department of Energy

Account #: TREAS NYC/CTR/BNF = 89000001

OBI=LGPO Oglethorpe Power Corporation (An Electric Membership Corporation) Loan No. 1347 — Guarantee Reimbursement

a sum equal to:

(1)                                 except for amounts as to which DOE is responsible to credit to FFB or is responsible to pay on behalf of the Borrower as provided in the last two paragraphs of Section 8.1 of that certain Amended and Restated Loan Guarantee Agreement, dated as of the date hereof, between the Borrower and DOE (as the same may be amended, supplemented or otherwise modified from time to time the “LGA”), all amounts paid by DOE from time to time pursuant to that certain guarantee (the “DOE Guarantee”), made by DOE to the Federal Financing Bank (“FFB”), of principal and up to 365 days’ interest thereon, together with related fees and other charges related thereto or the enforcement thereof, payable to FFB under a note dated the date hereof, designated the “Future Advance Promissory Note” (the “FFB Note”), made by the Borrower payable to FFB and guaranteed by DOE pursuant to Title XVII of the Energy Policy Act of 2005 (26 U.S.C. 16511 et. seq.), as amended, and the Program Financing Agreement, dated as of September 2, 2009, between FFB and DOE, as it has been and may be amended, supplemented or restated from time to time (all such amounts hereinafter collectively called the “Reimbursement Principal Amount”), and

(2)                                 related interest, fees, charges and other amounts due DOE pursuant to the LGA.

For purposes of Section 4.7 of the Security Instrument (as hereinafter defined), the maximum principal amount of this Note shall be the Reimbursement Principal Amount.

The obligations of the Borrower hereunder are absolute and unconditional, irrespective of any defense or any right to set off, recoupment or counterclaim it might otherwise have against DOE.

So long as DOE has made any payment under the DOE Guarantee, the Borrower agrees to pay all amounts due on this Note directly to DOE and otherwise in accordance with Article 9 of the LGA.  Nothing herein shall (i) limit DOE’s rights of subrogation which may arise as a result of payments made by DOE pursuant to the DOE Guarantee or (ii) otherwise modify DOE’s rights under Article 9 of the LGA.

This Note is one of several “Obligations” (as defined in the Security Instrument) permitted to be executed and delivered by, and is entitled to the benefits and security of, the Indenture, dated as of March 1, 1997, between the Borrower and U.S. Bank National Association, as successor to SunTrust Bank (formerly SunTrust Bank, Atlanta), as Trustee, as it may have heretofore been, or as it may hereafter be, amended, supplemented, restated or consolidated from time to time in accordance with its terms (collectively the “Security Instrument”).  The Security Instrument provides that all Obligations (as defined in the Security Instrument) shall be equally and ratably secured thereby and reference is hereby made to the Security Instrument for a description of the property pledged, the nature and extent of the security and the rights, powers, privileges and remedies of the holders of obligations with respect thereto.  This Note is an “Obligation,” an “Additional Obligation” and a “Credit Obligation” (all as defined in the Security Instrument) and is entitled to the benefit of the Security Instrument.

Neither the execution and delivery of this Note by the Borrower to DOE, nor the failure of DOE to exercise any of its rights, powers, privileges or remedies under the Security Instrument shall be deemed to be a waiver of any right, power, privilege or remedy of DOE, as a holder of this Note, under the Security Instrument.  Neither the acceptance nor the enforcement of this Note by DOE shall relieve the Borrower of its obligation to repay the FFB Note in accordance with its terms or deprive the holder of the FFB Note, which may be DOE, of any benefit, right or privilege such holder may enjoy as a “Holder” (as defined in the Security Instrument) of an Obligation secured by the Security Instrument.

IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its corporate name and its corporate seal to be hereunto affixed and attested by its officers thereunto duly authorized, all as of the day and year first above written.

OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION)

	By:	/s/ Elizabeth B. Higgins
	Name:	Elizabeth B. Higgins
	Title:	Executive Vice President and Chief Financial Officer

Attest:

/s/ Jo Ann Smith
Assistant Secretary

(CORPORATE SEAL)

[Signature Page to Additional Reimbursement Note]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This Note is one of the Obligations referred to in the Indenture, dated as of March 1, 1997, by Oglethorpe Power Corporation (An Electric Membership Corporation) (formerly Oglethorpe Power Corporation (An Electric Membership Generation & Transmission Corporation)) to U.S. Bank National Association, as successor to SunTrust Bank (formerly SunTrust Bank, Atlanta), as Trustee, as supplemented and amended (which Indenture is identified in this Note as the “Security Instrument”).

U.S. BANK NATIONAL ASSOCIATION As Trustee

By:	/s/ Jack Ellerin
Title:	Vice President

Trustee’s Certificate of Authentication (Additional Reimbursement Note)